SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 29, 2017

ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	0-19608	39-1388360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10850 W. Park Place, Suite 1200 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip code)

(414) 973-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

On August 29, 2017, ARI Networks Services, Inc., a Wisconsin corporation (“ARI”), completed its previously announced merger with a company formed at the direction of the True Wind Capital, L.P. (“TWC”).  Pursuant to the Agreement and Plan of Merger dated as of June 20, 2017 (the “Merger Agreement”), by and among ARI, Expedition Holdings LLC, a Delaware limited liability company (“Parent”), and Expedition Merger Sub, Inc., a Wisconsin corporation and a direct wholly owned subsidiary of Parent (the “Merger Sub”), Merger Sub merged with and into ARI (the “Merger”), with ARI surviving the Merger as a direct wholly owned subsidiary of Parent.

Item 1.02.

Termination of a Material Definitive Agreement

Concurrently with consummation of the Merger, that certain Loan and Security Agreement dated as of April 26, 2013 by and among ARI, Project Viking II Acquisition, Inc., and Silicon Valley Bank (as amended, amended and restated, supplemented or otherwise modified from time to time) and all obligations (other than unasserted contingent obligations), indebtedness and security interests outstanding thereunder were paid off and extinguished.

Item 2.01.

Completion of Acquisition or Disposition of Assets.

Under the terms of the Merger Agreement, each share of ARI common stock, par value $0.001 per share (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, other than shares owned by Parent, Merger Sub or any other subsidiary of Parent, was cancelled and converted into the right to receive $7.10 per share in cash without interest, less any applicable withholding taxes.  Each outstanding options to purchase shares of Common Stock (whether or not then vested or exercisable) at the effective time of the Merger was cancelled and converted into the right of to receive an amount in cash equal to: (x) $7.10, minus (y) the sum of (1) the exercise price per share of Common Stock of such option, and (2) any applicable withholding amounts. Each outstanding restricted share (other than the performance restricted shares described below) immediately prior to the effective time of the Merger was converted into the right to receive an amount in cash equal to $7.10, less any applicable withholding amounts. Each vested performance restricted share was converted into the right to receive an amount in cash equal to $7.10, less any applicable withholding amounts. Each restricted stock unit (“RSUs”) outstanding at the effective time of the Merger entitles the holder to receive an amount for each share of Common Stock in respect of which such holder received an RSU equal to (x) $7.10, less (y) any applicable withholding amounts.

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Concurrently and in connection with the completion of the Merger, Parent and ARI have entered into that certain Credit Agreement, dated as of August 29, 2017, by and among Parent, Merger Sub, ARI, the other persons party thereto designated as loan parties, the lenders from time to time party thereto and AB Private Credit Investors LLC, as administrative agent (the “Credit Agreement”).

Item 3.01.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, ARI notified the NASDAQ Capital Market (the “NASDAQ”) on August 29, 2017 that the Merger had become effective and requested that the NASDAQ file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Trading of ARI Common Stock on the NASDAQ was suspended following market close on August 29, 2017.  The Form 25 will become effective ten days after its filing. After the Form 25 becomes effective, ARI expects to file a Form 15 with the SEC to terminate its reporting obligations under the Exchange Act.

Item 3.03.

Material Modification to Rights of Security Holders.

The information set forth in Item 2.01 above is hereby incorporated by reference into this Item 3.03.

Item 5.01.

Changes in Control of Registrant.

The information set forth in the Explanatory Note and under Item 2.01 above is hereby incorporated by reference into this Item 5.01.

As a result of the Merger, ARI became a wholly owned subsidiary of Parent. The aggregate consideration paid by Parent in connection with the Merger to the ARI’s equityholders was approximately $126.5 million. Parent funded the Merger with a combination of (i) approximately $90.2 cash equity contributions, (ii) debt financing pursuant to the Credit Agreement consisting of an aggregate $72,500,000 of senior secured credit facilities, as follows: (x) a $55,000,000 term loan facility, (y) a $10,000,000 delayed-draw term loan facility, and (z) a $7,500,000 revolving credit facility and (iii) cash on hand at ARI.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement.

Following the completion of the Merger, the following persons constitute the Board of Directors of ARI: Adam H. Clammer, Matthew C. Wilson and Roy W. Olivier. The following persons, who were directors of ARI prior to the completion of the Merger, are no longer directors of ARI: William H. Luden, III, Robert Y. Newell, IV, William C. Mortimore, P. Lee Poseidon and Chad J. Cooper.

The officers of ARI immediately prior to the completion of the Merger continued as officers of ARI following the completion of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARI NETWORK SERVICES, INC. (Registrant)

Dated: August 29, 2017	By:	/s/ William A. Nurthen
	Name: Title:	William A. Nurthen Vice President of Finance and Chief Financial Officer